SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2004

Aksys, Ltd.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-28290	36-3890205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Marriott Drive, Lincolnshire, Illinois 60069
(Address of Principal Executive Offices, including Zip Code)

(847) 229-2020
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

On February 24, 2004, we announced our agreement to settle our pending lawsuit and all other claims against Durus Life Sciences Master Fund Ltd. (the “Durus Fund”) and other defendants pursuant to a Settlement Agreement and Mutual Release.  The settlement provides for certain defendants to make an aggregate payment of $48.7 million to Aksys, which includes the purchase by certain defendants of $16.1 million of unsecured subordinated promissory notes and an earlier $4.6 million payment to settle claims under Section 16(b) of the Securities Exchange Act.  As part of the settlement, we have entered into a registration rights agreement with certain defendants requiring us to file a registration statement covering the resale of the shares of Aksys common stock they currently hold.  We have also amended our Rights Agreement to provide an exemption for the defendants under the Rights Agreement.

A copy of the Settlement and Mutual Release, the Registration Rights Agreement, the Note Purchase Agreement, the Form of Unsecured Subordinated Promissory Note and the First Amendment to Rights Agreement are filed herewith as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 4.1, respectively, and incorporated herein by reference.  The foregoing descriptions of these documents are qualified in their entirety by reference to such Exhibits.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

4.1                                 First Amendment to Rights Agreement by and between Aksys, Ltd. and EquiServe Trust Company, N.A., as successer Rights Agent to First Chicago Trust Company of New York, dated as of February 23, 2004

10.1                           Settlement Agreement and Mutual Release by and among Aksys, Ltd., Durus Life Sciences Master Fund Ltd, Scott Sacane, Durus Capital Management, LLC, Durus Capital Management (N.A.), LLC and Artal Long Biotech Portfolio LLC, dated as of February 23, 2004

10.2                           Registration Rights Agreement by and among Aksys, Ltd., Durus Life Sciences Master Fund Ltd. and Artal Long Biotech Portfolio LLC, dated as of February 23, 2004

10.3                           Note Purchase Agreement by and among Aksys, Ltd., Durus Life Sciences Master Fund Ltd. and Artal Long Biotech Portfolio LLC, dated as of February 23, 2004

10.4                           Form of Unsecured Subordinated Promissory Note

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.

	By:	/s/ Lawrence D. Damron
Date: February 24, 2004		Name: Lawrence D. Damron
Its: Executive Vice President and Chief Financial Officer